Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members
RERH Holdings, LLC:

We have audited the accompanying consolidated balance sheets of RERH Holdings, LLC and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, members’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RERH Holdings, LLC and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in notes 2(e) and 2(f) to the consolidated financial statements, the Company changed its accounting in 2008 for fair value measurements of financial instruments and fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement and related amounts recognized upon payment or receipt of cash collateral, respectively. In addition, as discussed in note 7(d) to the consolidated financial statements, the Company changed its accounting for income tax uncertainties in 2007.

KPMG LLP

Houston, Texas
February 28, 2009

RERH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	2008	2007	2006
	(thousands of dollars)

Revenues:
Electricity sales and services revenues (including $4,190, $(70) and $227 unrealized gains (losses))	$9,151,352	$7,978,078	$7,460,341

Expenses:
Cost of sales (including $(624,386), $443,218 and $(394,902) unrealized gains (losses))	9,114,950	6,368,557	2,790,009
Cost of sales—affiliates (including $119,458, $0 and $0 unrealized losses)	368,126	236,762	3,937,469
Operation and maintenance	227,776	225,261	206,397
Operation and maintenance—affiliates	19,293	19,271	25,917
Selling, general and administrative	229,736	211,372	231,692
Selling, general and administrative—affiliates	71,929	68,876	70,060
Gain on sale of Northeast C&I contracts	(52,140)	—	—
Depreciation and amortization	22,388	23,947	29,490

Total operating expense	10,002,058	7,154,046	7,291,034

Operating Income (Loss)	(850,706)	824,032	169,307

Other Income (Expense):
Other, net	(336)	699	22
Interest expense	(30,246)	(29,476)	(28,198)
Interest income	7,643	15,166	2,481
Interest income (expense), net—affiliates	(2,709)	(6,579)	104,427

Total other income (expense)	(25,648)	(20,190)	78,732

Income (Loss) Before Income Taxes	(876,354)	803,842	248,039
Income tax expense (benefit)	(303,798)	309,135	96,180

Net Income (Loss)	$(572,556)	$494,707	$151,859

See Notes to the Consolidated Financial Statements

RERH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(thousands of dollars)

ASSETS
Current Assets:
Cash and cash equivalents	$100,669	$226,200
Accounts receivable and unbilled revenue, principally customer, net of allowance of $34,222 and $34,947	838,586	776,115
Accumulated deferred income taxes	241,304	94,744
Derivative assets	1,007,121	468,275
Prepayments and other current assets	12,033	21,171

Total current assets	2,199,713	1,586,505

Property, Plant and Equipment, net	49,728	43,487

Other Assets:
Goodwill, net	31,631	31,631
Derivative assets	322,493	243,230
Accumulated deferred income taxes	121,598	1,140
Other	18,142	21,829

Total other assets	493,864	297,830

Total Assets	$2,743,305	$1,927,822

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable, principally trade	$473,330	$486,746
Payable to affiliates, net	11,468	40,437
Retail customer deposits	58,919	62,676
Other taxes payable	37,238	46,634
Taxes payable to Reliant Energy, Inc. and related accrued interest	3,303	21,188
Accrual for transmission and distribution charges	82,945	74,393
Derivative liabilities	1,533,990	675,780
Derivative liabilities—affiliates	100,006	—
Other	75,054	90,569

Total current liabilities	2,376,253	1,498,423

Other Liabilities:
Derivative liabilities	589,386	205,581
Derivative liabilities—affiliates	19,452	—
Other	10,295	33,833

Total other liabilities	619,133	239,414

Commitments and Contingencies
Members’ Equity:
Members’ equity	(252,081)	189,985

Total members’ equity	(252,081)	189,985

Total Liabilities and Members’ Equity	$2,743,305	$1,927,822

See Notes to the Consolidated Financial Statements

RERH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2008	2007	2006
	(thousand of dollars)

Cash Flows from Operating Activities:
Net income (loss)	$(572,556)	$494,707	$151,859
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of Northeast C&I contracts	(52,140)	—	—
Depreciation and amortization	22,388	23,947	29,490
Deferred income taxes	(290,572)	163,557	(108,547)
Net changes in energy derivatives	703,390	(391,981)	407,649
Net changes in energy derivatives—affiliates	119,458	—	—
Non-cash federal income tax contributions from Reliant Energy, Inc., net	—	—	179,222
Other, net	877	3,301	1,118
Changes in other assets and liabilities:
Accounts receivable and unbilled revenue, net	(62,471)	12,315	196,846
Receivables/payables—affiliates	(29,545)	(41,891)	(481,521)
Margin deposits, net	(2,939)	10,890	(2,775)
Net derivative assets and liabilities	(34,869)	(22,709)	(76,112)
Accounts payable	(18,859)	89,974	271,019
Other current assets	12,077	9,806	10,763
Other current liabilities	(10,101)	12,901	31,057
Other assets	4,160	(5,295)	342
Retail customer deposits	(2,257)	(4,392)	6,158
Income taxes payable/receivable	(9,236)	(4,226)	9,032
Other taxes payable	(9,396)	(9,056)	14,311
Accrual for transmission and distribution charges	8,552	13,739	16,344
Taxes payable to Reliant Energy, Inc. and related accrued interest	(17,885)	21,188	—
Other liabilities	707	(2,687)	(3,477)

Net cash provided by (used in) operating activities	(241,217)	374,088	652,778

Cash Flows from Investing Activities:
Restricted cash	—	13,000	(13,000)
Capital expenditures	(27,742)	(13,457)	(9,424)
Proceeds from sale of Northeast C&I contracts	11,428	—	—
Contribution to investment	—	(2,550)	—
Contribution from Reliant Energy, Inc. of Reliant Energy Solutions East, LLC	—	2,530	—

Net cash used in investing activities	(16,314)	(477)	(22,424)

Cash Flows from Financing Activities:
Decrease in short-term borrowings, net	—	—	(450,000)
Contributions from (distributions to) Reliant Energy, Inc., net	132,000	(283,428)	(2,944)
Changes in note with Reliant Energy, Inc., net	—	—	(50,115)

Net cash provided by (used in) financing activities	132,000	(283,428)	(503,059)

Net Change in Cash and Cash Equivalents	(125,531)	90,183	127,295
Cash and Cash Equivalents at Beginning of Period	226,200	136,017	8,722

Cash and Cash Equivalents at End of Period	$100,669	$226,200	$136,017

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest paid to affiliate	$—	$5,995	$2,942
Interest paid to third parties	30,447	29,741	29,090
Income taxes paid (net of income tax refunds received)	16,603	25,012	16,472
Income taxes paid to affiliate	—	110,000	—
Non-cash Disclosure:
Contributions from (distributions to) Reliant Energy, Inc., net	(1,510)	995	171,629
Transfer of certain assets and liabilities from Reliant Energy Electric Solutions, LLC to Reliant Energy Power Supply, LLC, net	—	—	329,807
Transfer of certain assets and liabilities from Reliant Energy Services, Inc. to Reliant Energy Power Supply, LLC, net	—	(2,254)	(329,773)
Contributions from (distributions to) Reliant Energy, Inc. of Reliant Energy Solutions East, LLC	—	6,164	(2,058)
Distribution to Reliant Energy, Inc. of note receivable	—	—	(1,943,943)

See Notes to the Consolidated Financial Statements

RERH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
(Thousands of Dollars)

	Members	Comprehensive
	Equity	Income (Loss)
	(thousand of dollars)

Balance at December 31, 2005	$1,596,694
Net income	151,859	$151,859
Contributions from Reliant Energy, Inc., net	171,629
Distribution to Reliant Energy, Inc. of Reliant Energy Solutions East, LLC	(5,002)
Distribution to Reliant Energy, Inc. of note receivable	(1,943,943)
Transfer of certain assets and liabilities from Reliant Energy Electric Solutions, LLC to Reliant Energy Power Supply, LLC, net	329,807
Transfer of certain assets and liabilities from Reliant Energy Services, Inc. to Reliant Energy Power Supply, LLC, net	(329,773)

Comprehensive income		$151,859

Balance at December 31, 2006	$(28,729)
Net income	494,707	494,707
Distributions to Reliant Energy, Inc., net	(282,433)
Contribution from Reliant Energy, Inc. of Reliant Energy Solutions East, LLC	8,694
Transfer of certain assets and liabilities from Reliant Energy Services, Inc. to Reliant Energy Power Supply, LLC, net	(2,254)

Comprehensive income		$494,707

Balance at December 31, 2007	$189,985
Net loss	(572,556)	(572,556)
Contributions from Reliant Energy, Inc., net	130,490

Comprehensive loss		$(572,556)

Balance at December 31, 2008	$(252,081)

See Notes to the Consolidated Financial Statements

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Background and Basis of Presentation

Background.  RERH Holdings, LLC is a Delaware limited liability company, which is a wholly-owned subsidiary of Reliant Energy, Inc. and was formed in July 2006. However, no activity occurred until December 1, 2006. The transfer of Reliant Energy Retail Holdings, LLC and its subsidiaries by Reliant Energy, Inc. into RERH Holdings, LLC is a transfer of equity interests between entities under common control. Accordingly, the results of operations of RERH Holdings, LLC and its consolidated subsidiaries (RERH Holdings) reflect the transfer as if it occurred at the beginning of 2006. “Reliant Energy” refers to Reliant Energy, Inc. and its consolidated subsidiaries. Reliant Energy, Inc. is the sole Class A member and holds all 1,000 membership units of that class of RERH Holdings, LLC. In connection with the credit-enhanced retail structure, Merrill Lynch Commodities, Inc. owns one Class B membership unit, which is all of the issued and outstanding units of that class for RERH Holdings, LLC. The Class B member has only limited rights to vote on certain matters and no interest in profits and losses.

In preparation for and in connection with the credit-enhanced retail structure, RERH Holdings made ownership changes relating to entities, assets and liabilities during 2006. The following occurred (related amounts are included on the consolidated statements of members’ equity and comprehensive income):

•	Formed Reliant Energy Power Supply, LLC in April 2006 to procure the purchased power for RERH Holdings’ Texas retail customers. Reliant Energy Power Supply, LLC began procuring power in July 2006.

•	Reliant Energy Solutions East, LLC was distributed to Reliant Energy, Inc. on October 1, 2006 as this entity does business for retail customers outside of Texas, which was not originally included in the credit-enhanced retail structure. See below for 2007 activity.

•	Certain assets and liabilities were transferred from Reliant Energy Electric Solutions, LLC and Reliant Energy Services, Inc. (neither is a subsidiary of RERH Holdings, LLC) to Reliant Energy Power Supply, LLC in the third and fourth quarters of 2006 as these related to supply positions for the Texas retail customers.

During 2007, RERH Holdings completed the inclusion of business in the PJM area (defined below) in the credit-enhanced retail structure. The following occurred (related amounts are included on the consolidated statements of members’ equity and comprehensive income):

•	Reliant Energy, Inc. contributed Reliant Energy Solutions East, LLC to Reliant Energy Retail Services, LLC on August 1, 2007 and its operations are included in these consolidated financial statements from that point forward for 2007. See above for 2006 activity.

RERH Holdings provides electricity and energy services to retail electricity customers in Texas, including residential and small business (mass) customers and commercial, industrial and governmental/institutional (C&I) customers. RERH Holdings’ next largest market was the market operated by PJM Interconnection, LLC, primarily in New Jersey, Maryland, the District of Columbia and Pennsylvania (PJM area). Approximately 65% of RERH Holdings’ residential and small business customers are in the Houston area.

In connection with RERH Holdings’ intention to wind down the credit-enhanced retail structure with Merrill Lynch and to reduce future collateral posting obligations (as discussed in note 5), RERH Holdings decided during the fourth quarter of 2008 to exit the C&I portion of its business either through a wind down or sale of its C&I contracts. Except where RERH Holdings is contractually obligated to do so, RERH Holdings is no longer entering into contracts with new C&I customers and it does not expect to renew contracts with its current customers.

On December 31, 2008, RERH Holdings sold all of its Northeast (which consists of Delaware, the District of Columbia, Maryland, New Jersey and Pennsylvania) C&I contracts and is actively seeking to sell its Illinois C&I contracts. See note 11.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008, RERH Holdings, LLC’s subsidiaries include:

Subsidiary	Formation Date

Reliant Energy Retail Holdings, LLC (the predecessor parent)	September 2000
Reliant Energy Retail Services, LLC	September 2000
Reliant Energy Solutions East, LLC	February 2002
RE Retail Receivables, LLC	June 2002
Reliant Energy Power Supply, LLC	April 2006

Review of Strategic Alternatives.  In October 2008, Reliant Energy’s Board of Directors initiated a process to review strategic alternatives and formed a special committee to oversee this process. Reliant Energy is exploring a full range of possible strategic alternatives to enhance stockholder value, including, among other possibilities, the sale of all or substantially all of Reliant Energy, as well as the sale of some or all of its retail business (which includes RERH Holdings). For discussion of Reliant Energy’s agreement to sell its interests in RERH Holdings, see note 12.

Basis of Presentation.  These consolidated statements include all revenues and costs directly attributable to RERH Holdings including costs for facilities and costs for functions and services performed by Reliant Energy and charged to RERH Holdings. All significant intercompany transactions have been eliminated.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates and Market Risk and Uncertainties.

Management makes estimates and assumptions to prepare financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) that affect:

•	the reported amount of assets, liabilities and equity;

•	the reported amounts of revenues and expenses; and

•	disclosure of contingent assets and liabilities at the date of the financial statements.

RERH Holdings evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which RERH Holdings believes to be reasonable under the circumstances. RERH Holdings adjusts such estimates and assumptions when facts and circumstances dictate.

RERH Holdings’ critical accounting estimates include:  (a) fair value of derivative assets and liabilities; (b) fair value of RERH Holdings for assessing impairments of recorded goodwill; (c) fair value of property, plant and equipment; (d) estimated revenues and energy supply costs; (e) loss contingencies and (f) deferred tax assets, valuation allowances and tax liabilities. Actual results could differ from the estimates.

RERH Holdings is subject to various risks inherent in doing business. See notes 2(c),2(d), 2(e), 2(f), 2(g), 2(h), 2(i), 2(j), 2(m), 4, 5, 6, 7, 8, 9 and 12.

(b)	Principles of Consolidation.

RERH Holdings, LLC includes its accounts and those of its wholly-owned subsidiaries in its consolidated financial statements.

(c)	Revenues.

Gross revenues for energy sales and services to residential and small business customers and to commercial, industrial and governmental/institutional customers are recognized upon delivery under the accrual method. Energy sales and services that have been delivered but not billed by period end are estimated. Gross revenues include energy

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

revenues from resales of purchased power and other hedging activities, which are $1.1 billion, $533 million and $123 million during 2008, 2007 and 2006, respectively. These revenues represent a sale of excess supply to third parties in the market.

As of December 31, 2008 and 2007, RERH Holdings recorded unbilled revenues of $481 million and $435 million, respectively, for energy sales and services. Accrued unbilled revenues are based on RERH Holdings’ estimates of customer usage since the date of the last meter reading provided by the independent system operators or electric distribution companies. Volume estimates are based on daily forecasted volumes and estimated customer usage by class. Unbilled revenues are calculated by multiplying volume estimates by the applicable rate by customer class. Estimated amounts are adjusted when actual usage is known and billed.

The revenues and the related energy supply costs include the estimates of customer usage based on initial usage information provided by the independent system operators and the distribution companies. RERH Holdings revises these estimates and records any changes in the period as additional settlement information becomes available (collectively referred to as market usage adjustments).

(d)	Energy Supply Costs.

RERH Holdings records energy supply costs for electricity sales and services to retail customers based on estimated supply volumes for the applicable reporting period. A portion of its energy supply costs ($83 million and $74 million as of December 31, 2008 and 2007, respectively) consisted of estimated transmission and distribution charges not yet billed by the transmission and distribution utilities. In estimating supply volumes, RERH Holdings considers the effects of historical customer volumes, weather factors and usage by customer class. RERH Holdings estimates its transmission and distribution delivery fees using the same method that it uses for electricity sales and services to retail customers. In addition, RERH Holdings estimates Electric Reliability Council of Texas (ERCOT) Independent System Operator (ISO) fees based on historical trends, estimated supply volumes and initial ERCOT ISO settlements. Volume estimates are then multiplied by the supply rate and recorded as purchased power in the applicable reporting period. See the discussion above regarding market usage adjustments.

(e)	Fair Value Measurements.

Summary.  Effective January 1, 2008, RERH Holdings adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157) on a prospective basis for its derivative assets and liabilities. In connection with the adoption, no cumulative effect of an accounting change was recognized. For non-financial assets and liabilities, the adoption of SFAS No. 157 was deferred until January 1, 2009. See note 2(p).

Fair Value Hierarchy and Valuation Techniques.  RERH Holdings applies recurring fair value measurements to its derivative assets and liabilities. In determining fair value, RERH Holdings generally uses the market approach and incorporates assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation techniques. These inputs can be readily observable, market corroborated, or generally unobservable internally-developed inputs. Based on the observability of the inputs used in the valuation techniques, the derivative assets and liabilities are classified as follows:

Level 1:	Level 1 represents unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date. This category primarily includes energy derivative instruments that are exchange-traded or that are cleared and settled through the exchange.

Level 2:	Level 2 represents quoted market prices for similar assets or liabilities in active markets, quoted market prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data. This category includes over-the-counter (OTC) derivative instruments such as generic swaps and forwards and derivative instruments with affiliated companies.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Level 3:	This category includes energy derivative instruments whose fair value is estimated based on internally developed models and methodologies utilizing significant inputs that are generally less readily observable from objective sources (such as market heat rates, implied volatilities and correlations). RERH Holdings’ OTC, complex or structured derivative instruments that are transacted in less liquid markets with limited pricing information are included in Level 3. Examples are structured power supply contracts and longer term natural gas contracts and options.

RERH Holdings values some of its OTC, complex or structured derivative instruments using valuation models, which utilize inputs that may not be corroborated by market data, such as market prices for power and fuel, market implied heat rates, load and price shapes, ancillary services, volatilities and correlations as well as other relevant factors as may be deemed appropriate. When such inputs are significant to the fair value measurement, the derivative assets or liabilities are classified as Level 3 when RERH Holdings does not have corroborating market evidence to support significant valuation model inputs and cannot verify the model to market transactions. RERH Holdings believes the transaction price is the best estimate of fair value at inception under the exit price methodology. Accordingly, when a pricing model is used to value such an instrument, the resulting value is adjusted so the model value at inception equals the transaction price. Valuation models are typically impacted by Level 1 or Level 2 inputs that can be observed in the market, as well as unobservable Level 3 inputs. Subsequent to initial recognition, RERH Holdings updates Level 1 and Level 2 inputs to reflect observable market changes. Level 3 inputs are updated when corroborated by available market evidence. In the absence of such evidence, management’s best estimate is used.

Nonperformance Risk on Derivative Liabilities.  In accordance with SFAS No. 157, fair value measurement of RERH Holdings’ derivative liabilities reflects the nonperformance risk related to that liability, which is its own credit risk. RERH Holdings derives its nonperformance risk by applying Reliant Energy, Inc.’s credit default swap spread against the respective derivative liability. As of December 31, 2008, RERH Holdings had $81 million in reserves for nonperformance risk on derivative liabilities. This change in accounting estimate had an impact during 2008 as follows (income (loss)):

	2008
	Loss before
	Income Taxes	Net Loss
	(in millions)

Total derivative liabilities	$81(1)	$53

(1)	Recorded in cost of sales as unrealized.

Fair Value of Derivative Instruments.

	December 31, 2008
						Total
	Level 1	Level 2	Level 3	Reclassifications(1)		Fair Value
	(in millions)

Total derivative assets	$650	$712	$21	$(54	)(1)	$1,329
Total derivative liabilities	650	1,410	117	(54	)(1)	2,123
Total derivative liabilities—affiliates	—	119	—	—		119

(1)	Reclassifications are required to reconcile to FIN 39-1 consolidated balance sheet presentation.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of changes in fair value of net derivative assets and liabilities classified as Level 3:

	2008
	Net Derivatives
	(Level 3)
	(in millions)

Balance, January 1, 2008	$100
Total gains (losses) realized/unrealized:
Included in earnings	98(1)
Purchases, issuances and settlements (net)	(299)
Transfers in and/or out of Level 3 (net)	5(2)

Balance, December 31, 2008	$(96)

Changes in unrealized gains/losses relating to derivative assets and liabilities still held at December 31, 2008	(34	)(1)

(1)	Recorded in cost of sales.

(2)	Represents fair value as of December 31, 2007.

See note 2(f).

(f)	Derivatives and Hedging Activities.

RERH Holdings accounts for its derivatives instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities,” as amended (SFAS No. 133).

Changes in commodity prices prior to the energy delivery period are inherent in RERH Holding’s business. RERH Holdings routinely enters derivative contracts to manage its purchase and sale commitments. Fixed-price derivatives are used to fix the price for a portion of these transactions. RERH Holdings uses derivative instruments such as futures, forwards, swaps and options to execute its retail supply procurement strategy.

RERH Holdings purchases substantially all of its Texas power supply requirements from third parties. RERH Holdings continues to focus its supply procurement strategy on (a) matching supply costs and supply timing with sales commitments, (b) managing periodic adjustments of physical supply to manage ongoing operational and customer usage changes and (c) managing procurement needs within available market liquidity.

For RERH Holdings’ risk management activities, it uses both derivative and non-derivative contracts that provide for settlement in cash or by delivery of a commodity. The primary types of derivative instruments RERH Holdings uses are forwards, futures, swaps and options. RERH Holdings accounts for its derivatives under one of three accounting methods (mark-to-market, accrual accounting (under the normal purchase/normal sale exception to fair value accounting) or cash flow hedge accounting) based on facts and circumstances. The fair values of derivative activities are determined by (a) prices actively quoted, (b) prices provided by other external sources or (c) prices based on models and other valuation methods. See note 2(e) for discussion on fair value measurements.

A derivative is recognized at fair value in the balance sheet whether or not it is designated as a hedge, except for derivative contracts designated as normal purchase/normal sale exceptions, which are not in the consolidated balance sheet or results of operations prior to settlement resulting in accrual accounting treatment.

Realized gains and losses on derivatives contracts not held for trading purposes are reported either on a net or gross basis based on the relevant facts and circumstances. Hedging transactions that do not physically flow are

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

included in the same caption as the items being hedged. A summary of RERH Holdings’ derivative activities and classification in its results of operations is:

Transactions that
	Purpose for Holding or	Physically	Transactions that
Instrument	Issuing Instrument(1)	Flow/Settle	Financially Settle(2)

Power futures, forward, swap and option contracts	Power sales to end-use retail customers Supply management revenues Power purchases	Revenues Revenues Cost of sales	N/A(3) Cost of sales Cost of sales
Natural gas and fuel futures, forward, swap and option contracts	Natural gas and fuel purchases/sales	N/A(3)	Cost of sales

(1)	The purpose for holding or issuing does not impact the accounting method elected for each instrument.

(2)	Includes classification for mark-to-market derivatives.

(3)	N/A is not applicable.

Unrealized gains and losses on energy derivatives consist of both gains and losses on energy derivatives during the current reporting period for derivative assets or liabilities that have not settled as of the balance sheet date and the reversal of unrealized gains and losses from prior periods for derivative assets or liabilities that settled prior to the balance sheet date but during the current reporting period.

In addition to market risk, RERH Holdings is exposed to credit and operational risk. Reliant Energy has a risk control framework, to which RERH Holdings is subject, to manage these risks, which include: (a) measuring and monitoring these risks, (b) review and approval of new transactions relative to these risks, (c) transaction validation and (d) portfolio valuation and reporting. RERH Holdings uses mark-to-market valuation, value-at-risk and other metrics in monitoring and measuring risk. Reliant Energy’s risk control framework includes a variety of separate but complementary processes, which involve commercial and senior management and Reliant Energy’s Board of Directors. See note 2(g) for further discussion of RERH Holdings’ credit policy.

Cash Flow Hedges.  If certain conditions are met, a derivative instrument may be designated as a cash flow hedge. Derivatives designated as cash flow hedges must have a high correlation between price movements in the derivative and the hedged item. The changes in fair value of cash flow hedges are deferred in accumulated other comprehensive income (loss), net of tax, to the extent the contracts are, or have been, effective as hedges, until the forecasted transactions affect earnings. At the time the forecasted transactions affect earnings, RERH Holdings reclassifies the amounts in accumulated other comprehensive income (loss) into earnings. RERH Holdings records the ineffective portion of changes in fair value of cash flow hedges immediately into earnings. For all other derivatives, changes in fair value are recorded as unrealized gains or losses in our results of operations.

If and when an acceptable level of correlation no longer exists, hedge accounting ceases and changes in fair value are recognized in the results of operations. If it becomes probable that a forecasted transaction will not occur, RERH Holdings immediately recognizes the related deferred gains or losses in its results of operations. The associated hedging instrument is then marked to market through the results of operations for the remainder of the contract term unless a new hedging relationship is redesignated.

As of December 31, 2008, 2007 and 2006, RERH Holdings does not have any designated cash flow hedges.

Presentation of Derivative Assets and Liabilities.  RERH Holdings adopted FIN 39-1 on January 1, 2008. Upon adoption it elected to present its derivative assets and liabilities on a gross basis (regardless of master netting arrangements with the same counterparty). Cash collateral amounts are also presented on a gross basis. RERH Holdings applied FIN 39-1 retrospectively for all financial statements presented.

The effect to RERH Holdings December 31, 2007 consolidated balance sheet was as follows: (Note—only line items impacted are shown.)

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2007
	As Previously	Upon Adoption
	Reported	of FIN 39-1
	(in millions)

Current derivative assets	$129	$468
Total current assets	1,247	1,586
Long-term derivative assets	75	243
Total other assets	130	298
Total assets	1,421	1,928
Current derivative liabilities	336	675
Total current liabilities	1,159	1,498
Long-term derivative liabilities	38	206
Total other liabilities	71	239
Total liabilities and members’ equity	1,421	1,928

(g)  Credit Risk.

RERH Holdings has a credit policy that governs the management of credit risk, including the establishment of counterparty credit limits and specific transaction approvals. Credit risk is monitored daily and the financial condition of counterparties is reviewed periodically. RERH Holdings tries to mitigate credit risk by entering into contracts that permit netting and allow it to terminate upon the occurrence of certain events of default. RERH Holdings measures credit risk as the replacement cost for its derivative positions plus amounts owed for settled transactions.

RERH Holdings’ credit exposure is based on its derivative assets and accounts receivable from its power supply counterparties, after taking into consideration netting within each contract and any master netting contracts with counterparties. RERH Holdings provides reserves for non-investment grade counterparties representing a significant portion of its credit exposure. As of December 31, 2008, RERH Holdings has no credit exposure. As of December 31, 2007, one non-investment grade counterparty represented 95% ($144 million) of RERH Holdings’ credit exposure. As of December 31, 2007, RERH Holdings held no collateral from this counterparty.

(h)	Selling, General and Administrative Expenses.

Selling, general and administrative expenses include, among other items, (a) selling and marketing, (b) bad debt expense, (c) financial services, (d) legal costs, (e) regulatory costs, (f) certain benefit costs and (g) costs related to the unwind of the credit-enhanced retail structure. Some of the expenses are allocated from affiliates (see note 3).

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i)	Property, Plant and Equipment and Depreciation Expense.

RERH Holdings computes depreciation using the straight-line method based on estimated useful lives. Depreciation expense was $22 million, $24 million and $29 million during 2008, 2007 and 2006, respectively.

	Estimated Useful	December 31,
	Lives (Years)	2008	2007
		(in millions)

Information technology	3 – 10	$194	$183
Furniture and leasehold improvements	3 – 10	6	6
Assets under construction		21	5

Total		221	194
Accumulated depreciation		(171)	(151)

Property, plant and equipment, net		$50	$43

RERH Holdings periodically evaluates property, plant and equipment for impairment when events or circumstances indicate that the carrying value of these assets may not be recoverable. The evaluation is highly dependent on the underlying assumptions of related cash flows. RERH Holdings recorded no material property, plant and equipment impairments during 2008, 2007 and 2006.

(j)	Intangible Assets and Amortization Expense.

Goodwill.  RERH Holdings performs its goodwill impairment test annually on April 1 and when events or changes in circumstances indicate that the carrying value may not be recoverable. RERH Holdings continually assesses whether any indicators of impairment exist, which requires a significant amount of judgment. Such indicators may include a sustained significant decline in Reliant Energy, Inc.’s share price and market capitalization; a decline in expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; overall weakness in the industry; and slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill and could have a material impact on the consolidated financial statements.

During April, RERH Holdings tested goodwill for impairment and determined that no impairment existed.

During the third and fourth quarters of 2008, given recent adverse changes in the business climate and the credit markets, Reliant Energy, Inc.’s market capitalization being lower than its book value during all of the fourth quarter and extending into 2009, Reliant Energy’s review of strategic alternatives to enhance stockholder value and reductions in the expected near-term cash flows from operations, RERH Holdings reviewed its goodwill for impairment. RERH Holdings concluded that no goodwill impairment occurred as of September 30, 2008. As discussed below, as of December 31, 2008, RERH Holdings concluded that its goodwill of $32 million was not impaired.

Goodwill is reviewed for impairment based on a two-step test. In the first step, RERH Holdings compares its fair value with its net book value. RERH Holdings must apply judgment in determining the fair value for purposes of performing the goodwill impairment test because quoted market prices for its business are not available. In estimating the fair value, RERH Holdings uses a combination of an income approach and a market-based approach.

•	Income approach—RERH Holdings discounts its expected cash flows. The discount rate used represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its operations and cash flows and the rate of return an outside investor would expect to earn. To estimate cash flows beyond the final year of its model, RERH Holdings applies a terminal value multiple to the final year EBITDA.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Market-based approach—RERH Holdings uses the guideline public company method, which focuses on comparing its risk profile and growth prospects to select reasonably similar/guideline publicly traded companies. RERH Holdings also uses a public transaction method, which focuses on exchange prices in actual transactions as an indicator of fair value.

In weighting the results of the various valuation approaches, prior to the fourth quarter of 2008, RERH Holdings placed more emphasis on the income approach, using management’s future cash flow projections and risk-adjusted discount rates. As RERH Holdings’ earnings outlook declined, its earnings variability increased and Reliant Energy, Inc.’s market capitalization declined significantly in 2008, RERH Holdings increased the weighting of the estimates of fair value determined by market-based approaches. Further, the aggregate estimated fair value of Reliant Energy’s reporting units was compared to its total market capitalization, adjusted for a control premium. A control premium is added to the market capitalization to reflect the value that exists with having control over an entire entity.

If the estimated fair value is higher than the recorded net book value, no impairment is considered to exist and no further testing is required. However, if the estimated fair value is below the recorded net book value, a second step must be performed to determine the goodwill impairment required, if any. In the second step, the estimated fair value from the first step is used as the purchase price in a hypothetical acquisition, which is then allocated to the entity’s assets and liabilities in accordance with purchase accounting rules. The residual amount of goodwill that results from this hypothetical purchase price allocation is compared to the recorded amount of goodwill for the entity, and the recorded amount is written down to the hypothetical amount, if lower.

RERH Holdings estimates its fair value based on a number of subjective factors, including: (a) appropriate weighting of valuation approaches, as discussed above, (b) projections about future customer mix and related revenues, (c) estimates of future cost structure, (d) risk-adjusted discount rates for estimated cash flows, (e) selection of peer group companies for the public company market approach, (f) required level of working capital, (g) assumed EBITDA multiple for terminal values and (h) time horizon of cash flow forecasts. For the most recent reporting period, RERH Holdings determined that the recently announced sale to a subsidiary of NRG Energy, Inc. was the best estimate of its value. Using that measure, the fair value exceeded the book value and therefore, the goodwill was not impaired as of December 31, 2008.

As of December 31, 2008 and 2007, RERH Holdings had $14 million and $17 million, respectively, of goodwill that is deductible for United States income tax purposes in future periods.

Other Intangibles.  RERH Holdings recognizes specifically identifiable intangible assets, including renewable energy credits, when specific rights and contracts are acquired. RERH Holdings has no intangible assets with indefinite lives recorded as of December 31, 2008 and 2007.

(k)	Income Taxes.

Federal.  RERH Holdings is included in the consolidated federal income tax returns of Reliant Energy and calculates its income tax provision on a separate return basis, whereby Reliant Energy pays all federal income taxes on RERH Holdings’ behalf and is entitled to any related tax savings. The difference between RERH Holdings’ current federal income tax expense or benefit, as calculated on a separate return basis, and related amounts paid to/received from Reliant Energy, if any, were recorded in RERH Holdings’ financial statements as adjustments to members’ equity. Reliant Energy changed its funding policy in January 2007 and these differences are recorded to (a) income taxes payable to Reliant Energy, Inc. if RERH Holdings has cumulative taxable income on a separate return basis or (b) deferred tax assets if RERH Holdings has cumulative taxable losses on a separate return basis. Deferred federal income taxes reflected on RERH Holdings’ consolidated balance sheet will ultimately be settled with Reliant Energy. See notes 3 and 7.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

State.  RERH Holdings is included in the consolidated state income tax returns of Reliant Energy. It calculates its state provision, related payables or receivables and deferred state income taxes on a separate return basis and primarily settles the related assets and liabilities directly with the governmental entity. See note 7.

(l)	Cash and Cash Equivalents.

RERH Holdings records all highly liquid short-term investments with maturities of three months or less as cash equivalents.

(m)	Allowance for Doubtful Accounts.

RERH Holdings accrues an allowance for doubtful accounts based on estimates of uncollectible revenues by analyzing counterparty credit ratings (for commercial and industrial customers), historical collections, accounts receivable agings and other factors. RERH Holdings writes-off accounts receivable balances against the allowance for doubtful accounts when it determines a receivable is uncollectible.

(n)	Gross Receipts Taxes.

RERH Holdings records gross receipts taxes on a gross basis in revenues and operations and maintenance expense in its consolidated statements of operations. During 2008, 2007 and 2006, RERH Holdings’ revenues and operation and maintenance expense include gross receipts taxes of $102 million, $97 million and $102 million, respectively.

(o)	Sales Taxes.

RERH Holdings records sales taxes collected from its taxable customers and remitted to the various governmental entities on a net basis, thus there is no impact on its consolidated statements of operations.

(p)	New Accounting Pronouncements Not Yet Adopted.

Fair Value Measurement for Non-Financial Assets and Liabilities.  For some non-financial assets and liabilities, the effective date for SFAS No. 157 fair value measurement criteria is January 1, 2009. RERH Holdings does not expect the standard to have a significant impact on its consolidated financial statements.

Disclosures about Derivatives and Hedging Activities.  SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS No. 161) is an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and is intended to enhance the related qualitative and quantitative disclosures by providing for additional information about objectives, strategies, accounting treatment, volume by commodity type and credit-risk-related contingent features. SFAS No. 161 was adopted on January 1, 2009.

(3)	Related Party Transactions

These financial statements include the impact of significant transactions between RERH Holdings and Reliant Energy. The majority of these transactions involve the purchase or sale of energy, capacity or related services from or to RERH Holdings and allocations of costs to RERH Holdings for support services.

Support and Technical Services.  Reliant Energy provides commercial support, technical services and other corporate services to RERH Holdings. Reliant Energy allocates certain support services costs to RERH Holdings based on RERH Holdings’ underlying planned operating expenses relative to the underlying planned operating expenses of other entities to which Reliant Energy provides similar services and also charges RERH Holdings for certain other services based on usage. Management believes this method of allocation is reasonable. These allocations and charges were not necessarily indicative of what would have been incurred had RERH Holdings been an unaffiliated entity. Effective with the credit-enhanced retail structure, beginning December 1, 2006, Reliant

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Energy charges a fee for these services calculated in the same manner and including a mark-up percentage of 1.5%, which was $1 million, $1 million and $0 during 2008, 2007 and 2006, respectively.

The following details the amounts recorded as operation and maintenance—affiliates and selling, general and administrative—affiliates:

	2008	2007	2006

Allocated or charged by Reliant Energy	$91(1)	$88(2)	$96(3)

(1)	Includes $3 million for RERH Holdings’ share of allocated rent expense.

(2)	Includes $2 million for RERH Holdings’ share of allocated rent expense.

(3)	Includes $3 million for RERH Holdings’ share of allocated rent expense.

Services from Reliant Energy Electric Solutions, LLC and Reliant Energy Services, Inc.  Reliant Energy Retail Holdings, LLC transferred its interest in Reliant Energy Electric Solutions, LLC (REES) to Reliant Energy on January 1, 2005. During 2006 (through November 30, 2006), REES and Reliant Energy Services, Inc. (RES) primarily provided the energy supply services to RERH Holdings. The administrative costs for these services are included in the corporate support services allocations discussed above. Prior to December 1, 2006, REES and RES entered into contracts with third parties for the purposes of supplying RERH Holdings with some of the electricity necessary to serve its retail customers. RERH Holdings reimbursed REES and RES for the ultimate price of any electricity sold from REES/RES to RERH Holdings, including costs of derivative instruments, upon final delivery of that electricity. These supply contracts are subject to the provisions of the master commodity purchase and sale agreements, master netting arrangements and other contractual arrangements that REES and RES utilize with third-party customers and suppliers in connection with their supply portfolio management activities, including those activities undertaken for RERH Holdings. Effective December 1, 2006, RERH Holdings manages primarily all of its electricity supply portfolio directly with third parties.

	2008	2007	2006
	(in millions)

Purchases from Reliant Energy under various commodity agreements(1)	$368	$237	$3,937

(1)	Recorded in cost of sales— affiliates.

Notes Receivable—Reliant Energy, Inc.  Reliant Energy manages RERH Holdings’ daily cash balances. Prior to the credit-enhanced retail structure, excess cash was advanced to Reliant Energy, which provided a cash management function, and was recorded in notes receivable from Reliant Energy, Inc. RERH Holdings recorded interest income or expense, based on whether RERH Holdings invested excess funds, or borrowed funds from Reliant Energy. The amount of net interest income was $104 million during 2006. During 2006, this note receivable was distributed to Reliant Energy as a non-cash equity distribution in the amount of $1.9 billion.

Naming Rights to Houston Sports Complex.  In 2000, Reliant Energy acquired the naming rights, including advertising and other benefits, for a football stadium and other convention and entertainment facilities. Pursuant to this agreement, Reliant Energy is required to pay $10 million per year from 2002 through 2032. These costs are charged to RERH Holdings by Reliant Energy and are included in selling, general and administrative expense.

Cash Contributions From (Distributions to) Reliant Energy.

	2008	2007	2006
	(in millions)

RERH Holdings, LLC cash contributions from (distributions to) Reliant Energy, net	$132	$(283)	$(3)

Income Taxes.  See discussion in note 2(k) regarding RERH Holdings’ policy with regards to income taxes.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2008	2007	2006
	(in millions)

Non-cash federal income tax contributions from
Reliant Energy, Inc., net	$—	$—	$179

As of December 31, 2008 and 2007, RERH Holdings has $3 million and $21 million, respectively, recorded as taxes payable to Reliant Energy, Inc., which includes accrued interest payable of $3 million and $2 million, respectively. RERH Holdings has incurred interest expense related to this payable of $3 million and $7 million during 2008 and 2007, respectively.

Derivative Liabilities.  In connection with the unwind of the credit-enhanced retail structure with Merrill Lynch (as discussed in note 5), RERH Holdings entered into a derivative contract with Reliant Energy. This derivative is a 40 BCFe (billion cubic feet equivalent of natural gas) hedge that extends to December 2010. During 2008, RERH Holdings recognized $119 million unrealized loss and $30 million realized loss on this transaction. These amounts are included in cost of sales—affiliates on the statement of operations.

(4)	Debt

(a)	Working Capital Facility.

In connection with the credit-enhanced retail structure, in December 2006, RERH Holdings entered into a $300 million working capital facility agreement with Merrill Lynch & Co., Inc. and affiliates (Merrill Lynch). The working capital facility included a $150 million minimum adjusted EBITDA requirement for RERH Holdings for each trailing four-quarter period. In December 2008, RERH Holdings terminated this working capital facility. See notes 5 and 9 for discussion of the Merrill Lynch action related to the working capital facility.

(b)	Receivables Facility.

RERH Holdings had a receivables facility arrangement to sell an undivided interest in accounts receivable from its business to financial institutions on an ongoing basis. In connection with the credit-enhanced retail structure, this agreement was terminated and RERH Holdings repaid $450 million on December 1, 2006.

The borrowings under the facility bore interest at floating rates that included fees based on the facility’s level of commitment and utilization. RERH Holdings serviced the receivables and received a fee of 0.4% of cash collected during 2006, which approximated the actual service costs.

(5)	Credit-Enhanced Retail Structure with Merrill Lynch and Unwind of Such Structure

The credit sleeve and reimbursement agreement (the agreement) with Merrill Lynch became effective on December 1, 2006, which substantially eliminated collateral postings for RERH Holdings’ business, although these collateral postings were historically made by Reliant Energy, not RERH Holdings. See discussion below regarding the decision to unwind the credit-enhanced retail structure.

Under the agreement, Merrill Lynch provides guarantees and the posting of collateral to RERH Holdings’ counterparties in supply transactions for its retail energy business. Cash flow activity in connection with these contracts and related collateral is classified as operating cash flow. During 2006, RERH Holdings recorded an unrealized loss on energy derivatives of $18 million due to the differences in quantity between contracts with Merrill Lynch and its contracts with the exchange relating to existing financially settled supply contracts.

RERH Holdings paid Merrill Lynch one-time structuring fees of $14 million ($13 million in 2006 and $1 million in 2007), which were expensed as general and administrative costs. RERH Holdings also pays a fee to Merrill Lynch of $0.40 for each megawatt hour (MWh) of power that it delivers to its retail customers. This fee ($27 million, $26 million and $2 million during 2008, 2007 and 2006, respectively) is classified as interest expense. RERH Holdings is obligated to reimburse Merrill Lynch to the extent that any guarantees are called upon or any

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

collateral posted by Merrill Lynch is foreclosed upon in the event RERH Holdings does not meet its obligations to its suppliers. To date, RERH Holdings has not been required to reimburse Merrill Lynch for these items.

The initial term of the agreement was five years. The agreement includes an “evergreen” provision that automatically extends the term of the agreement unless either party gives notice to not extend. The current termination date is December 31, 2013. RERH Holdings is permitted to terminate at any time. Merrill Lynch does not have an early termination option.

In connection with the agreement, Reliant Energy implemented a structure so that the entities comprising its retail energy business became subsidiaries of RERH Holdings, LLC. The agreement (a) restricts the ability of RERH Holdings to, among other actions, (i) encumber its assets, (ii) sell certain assets, (iii) incur additional debt, (iv) pay dividends or pay subordinated debt, (v) make investments or acquisitions or (vi) enter into certain transactions with affiliates and (b) requires RERH Holdings to manage its risks related to commodity prices. RERH Holdings’ obligations under the agreement with Merrill Lynch are secured by first liens on the assets of RERH Holdings. RERH Holdings, LLC and its subsidiaries are designed to maintain the separate nature of their assets, avoid consolidation of such assets with the bankruptcy estate of Reliant Energy in the event Reliant Energy ever becomes subject to such a proceeding, and ensure that such assets are available first and foremost to satisfy their creditors’ claims. The obligations of RERH Holdings under the agreement are non-recourse to Reliant Energy. See note 4(a) for discussion of the retail working capital facility.

The ongoing turmoil in the financial markets and uncertainty in the overall economic outlook have resulted in a significant increase in the cost and reduction in the availability of capital. The impact of this turmoil and uncertainty has been to increase Merrill Lynch’s cost to perform under the credit-enhanced retail structure. To Reliant Energy, the credit-enhanced retail structure represents a significant concentration of credit risk with Merrill Lynch. As a result of this and because of disagreements with Merrill Lynch regarding the minimum adjusted retail EBITDA covenant in the working capital facility, in September 2008, RERH Holdings decided to pursue an orderly unwind of the credit-enhanced retail structure. To ensure that Reliant Energy would have sufficient capital to operate its retail energy business (primarily RERH Holdings) without the benefit of the credit-enhanced retail structure, Reliant Energy secured commitments for $1 billion in new capital.

In November 2008, RERH Holdings made the decision to exit the C&I portion of its business either through a wind down or sale of the C&I contracts, which will significantly reduce the long-term capital requirements for collateral and reached an agreement to sell its Northeast C&I contracts. See note 11. In connection with this decision, Reliant Energy terminated the $1 billion in new capital commitments. RERH Holdings incurred and expensed costs of $12 million (included in selling, general and administrative expenses) during 2008 in connection with these commitments and other events related to its decision to unwind the credit-enhanced retail structure.

In early December 2008, RERH Holdings exercised its right to terminate the Merrill Lynch $300 million retail working capital facility. No borrowings were outstanding under this facility. In late December 2008, Merrill Lynch filed a claim seeking a judgment declaring that under the credit sleeve and reimbursement agreement (the agreement) RERH Holdings did not have the right to terminate the working capital facility.

If Merrill Lynch is successful with its claim, it could seek to exercise remedies under the agreement. There is a range of possible remedies available to Merrill Lynch under the agreement, including, without limitation:

•	declaring an unwind of the agreement, which would result in Merrill Lynch ceasing to provide credit support for new retail supply and hedging transactions;

•	delivering notice to RERH Holdings’ retail supply counterparties that future transactions will not have Merrill Lynch collateral support; and

•	seeking to foreclose on its collateral, the assets of RERH Holdings.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

However, Merrill Lynch cannot require RERH Holdings to post collateral to replace its credit support for the existing business. It is uncertain whether Merrill Lynch would exercise any of its remedies.

Merrill Lynch stated in its December 2008 claim that, reserving all its rights, until further notice it intends to continue to perform under the credit-enhanced retail structure and provide credit enhancement to RERH Holdings in connection with its business. RERH Holdings and Reliant Energy intend to continue to pursue longer-term arrangements to unwind the credit-enhanced retail structure. See note 9.

RERH Holdings believes that its business will generate adequate operating cash flow to handle any collateral postings associated with an unwind of the agreement or Merrill Lynch’s notification to counterparties that they will not provide collateral support for future transactions. RERH Holdings believes that a successful foreclosure is unlikely. However, a foreclosure would be material to RERH Holdings.

For discussion of Reliant Energy’s agreement to sell its interests in RERH Holdings, see note 12.

(6)	Benefit Plans

RERH Holdings’ eligible employees participate in Reliant Energy’s stock-based incentive plans. During 2008, 2007 and 2006, RERH Holdings’ pre-tax stock-based incentive plans compensation expense was $1 million, $6 million and $5 million, respectively.

RERH Holdings’ employees participate in Reliant Energy’s employee savings plans under Sections 401(a) and 401(k) of the Internal Revenue Code. RERH Holdings’ savings plan benefit expense, including matching and discretionary contributions, was $7 million, $6 million and $4 million during 2008, 2007 and 2006, respectively.

(7)	Income Taxes

(a)	Summary.

RERH Holdings’ income tax expense (benefit) is:

	2008	2007	2006
	(in millions)

Current:
Federal	$(24)	$126	$179
State	10	20	26

Total current	(14)	146	205

Deferred:
Federal	(285)	141	(95)
State	(5)	22	(14)

Total deferred	(290)	163	(109)

Income tax expense (benefit)	$(304)	$309	$96

A reconciliation of the federal statutory income tax rate to the effective income tax rate is:

	2008	2007	2006

Federal statutory rate	(35)%	35%	35%

Additions (reductions) resulting from:
State income taxes, net of federal income taxes	—	3	4

Effective rate	(35)%	38%	39%

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2008	2007
	(in millions)

Deferred tax assets:
Current:
Derivative liabilities, net	$190	$80
Derivative liabilities, net—affiliates	35	—
Allowance for doubtful accounts and credit provisions	12	12
Employee benefits	1	1
Other	3	3

Total current deferred tax assets	241	96

Long-term:
Derivative liabilities, net	95	—
Derivative liabilities, net—affiliates	7	—
Net operating loss carryforwards	23	—
Other	2	—

Total long-term deferred tax assets	127	—

Total deferred tax assets	$368	$96

Deferred tax liabilities:
Long-term:
Depreciation and amortization	$5	$9
Derivative assets, net	—	13

Total long-term deferred tax liabilities	5	22

Total deferred tax liabilities	$5	$22

Accumulated deferred income taxes, net	$363	$74

(b)	Tax Attributes Carryovers.

		Statutory
	December 31,	Carryforward	Expiration
	2008	Period	Year(s)
	(in millions)	(in years)

Net Operating Loss Carryforwards:
Federal	$67	20	2022 through 2027
State Tax Credit Carryforward(1)	5	1 to 20	2009 through 2027

(1)	Relates to Texas margins tax credit carryforward and amount reflects the tax amount.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Valuation Allowances.

RERH Holdings assesses its future ability to use deferred tax assets using the more-likely-than-not criteria. These assessments include an evaluation of its recent history of earnings and losses, future reversals of temporary differences and identification of other sources of future taxable income, including the identification of tax planning strategies in certain situations. Based on the analysis, RERH Holdings determined that no valuation allowance is needed for its deferred tax assets as of December 31, 2008 and 2007.

(d)	FIN 48 and Income Tax Uncertainties.

Effective January 1, 2007, RERH Holdings adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48). This interpretation addresses whether (and when) tax benefits claimed in Reliant Energy’s federal and RERH Holdings’ state tax returns should be recorded in the financial statements. Pursuant to FIN 48, RERH Holdings may only recognize the tax benefit for financial reporting purposes from an uncertain tax position when it is more-likely-than-not that, based on the technical merits, the position will be sustained by taxing authorities or the courts. The recognized tax benefits are measured as the largest benefit having a greater than fifty percent likelihood of being realized upon settlement with a taxing authority. RERH Holdings classifies accrued interest and penalties related to uncertain income tax positions in income tax expense. Adoption of FIN 48 had no impact on RERH Holdings’ consolidated financial statements.

RERH Holdings has the following in its consolidated balance sheet (included in other current liabilities):

January 1, 2007
	December 31,		(Immediately
	2008	2007	After Adoption)
(in millions)

Unrecognized tax benefits(1)	$1(2)	$—	$—
Interest and penalties	—	—	—

(1)	The activity during 2008 and 2007 was insignificant.

(2)	Of this amount, $0, if recognized, would affect the effective tax rate.

During 2008, 2007 and 2006, RERH Holdings recognized $0 of income tax expense (benefit) due to changes in interest and penalties for federal and state income taxes.

RERH Holdings has the following years that remain subject to examination or are currently under audit for its major tax jurisdictions:

	Subject to	Currently
	Examination	Under Audit

Federal	1997 to 2008	1997 to 2006
Texas	2000 to 2008	2000 to 2005
Pennsylvania	2004 to 2008	2005 to 2006

RERH Holdings, through Reliant Energy, expects to continue discussions with taxing authorities regarding tax positions related to the following, and believe it is reasonably possible some of these matters could be resolved during 2009; however, it cannot estimate the range of changes that might occur:

•	$177 million payment to CenterPoint during 2004 related to residential customers; and

•	the timing of tax deductions could be changed as a result of negotiations with respect to depreciation.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	Commitments

(a)	Lease Commitments.

Cash Obligations Under Operating Leases.  RERH Holdings’ projected cash obligations under non-cancelable long-term operating leases as of December 31, 2008 are (in millions):

2009	$26
2010	26
2011	7
2012	2
2013	1
2014 and thereafter	—

Total	$62

Operating Lease Expense.  Total lease expense for all operating leases was $24 million, $12 million and $12 million during 2008, 2007 and 2006, respectively.

(b)	Guarantees and Indemnifications.

Equity Pledged as Collateral for Reliant Energy.  RERH Holdings, LLC’s equity is pledged as collateral under certain of Reliant Energy’s credit and debt agreements, which have an outstanding balance of $1.2 billion as of December 31, 2008.

Sale of Northeast C&I Contracts.  In connection with the sale of its Northeast C&I contracts in December 2008, RERH Holdings guaranteed some former customers’ performance to the buyer. See note 11.

Other.  RERH Holdings enters into contracts that include indemnification and guarantee provisions. In general, RERH Holdings enters into contracts with indemnities for matters such as breaches of representations and warranties and covenants contained in the contract and/or against certain specified liabilities. Examples of these contracts include asset purchase and sales agreements, retail supply agreements, service agreements and procurement agreements.

Except as otherwise noted, RERH Holdings is unable to estimate its maximum potential exposure under these agreements until an event triggering payment occurs. RERH Holdings does not expect to make any material payments under these agreements.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Other Commitments.

Purchased Power Commitments.  RERH Holdings is a party to purchased power contracts of various quantities and durations that are not classified as derivative assets and liabilities. These contracts are not included in the consolidated balance sheet as of December 31, 2008. Minimum purchase commitment obligations under these agreements are as follows as of December 31, 2008:

	Purchased Power Commitments(1)
	Fixed Pricing	Variable Pricing(2)
	(in millions)

2009	$121	$145
2010	20	—
2011	20	—
2012	20	—
2013	10	—
2014 and thereafter	—	—

Total	$191	$145

(1)	As of December 31, 2008, the maximum remaining term under any individual purchased power contract is six years.

(2)	For contracts with variable pricing components, RERH Holdings estimated prices based on forward commodity curves as of December 31, 2008.

Sales Commitments.  As of December 31, 2008, RERH Holdings has sales commitments, including electric energy and capacity sales contracts, which are not classified as derivative assets and liabilities. The estimated minimum sales commitments over the next five years under these contracts are as follows:

	Fixed Pricing(1)	Variable Pricing(1)(2)
	(in millions)

2009	$797	$1,417
2010	388	1,056
2011	213	792
2012	155	430
2013	64	187

Total	$1,617	$3,882

(1)	In connection with the credit-enhanced retail structure, RERH Holdings estimates the fees under these sales commitments to be $13 million, $8 million, $6 million, $4 million and $1 million during 2009, 2010, 2011, 2012 and 2013, respectively. See note 5.

(2)	For contracts with variable pricing components, RERH Holdings estimated prices based on forward commodity curves as of December 31, 2008.

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Commitments.  RERH Holdings has other commitments related to various agreements that aggregate as follows:

	Fixed Pricing	Variable Pricing
	(in millions)

2009	$7	$2
2010	1	2
2011	—	2
2012	—	—
2013	—	—
2014 and thereafter	—	—

Total	$8	$6

(9)	Contingencies

RERH Holdings is involved in some legal and other matters before courts and governmental agencies. Unless otherwise noted, RERH Holdings cannot predict the outcome of these matters.

Merrill Lynch Action.  On December 5, 2008, RERH Holdings terminated its $300 million retail working capital facility agreement with Merrill Lynch in order to address any issue that might be asserted regarding the minimum adjusted retail EBITDA covenant in that facility. Following the termination, Merrill Lynch informed RERH Holdings that it reserved its rights to dispute the termination of the working capital facility. On December 24, 2008, Merrill Lynch filed an action in the Supreme Court of the State of New York seeking a judgment declaring that under the credit sleeve and reimbursement agreement (the agreement), RERH Holdings did not have the right to terminate the working capital facility without their consent and that such termination is an event of default under the agreement. The working capital facility provides RERH Holdings the express right to terminate the working capital facility without Merrill Lynch’s consent. Consequently, RERH Holdings believes such termination does not constitute an event of default under the agreement. In January 2009, RERH Holdings filed a motion to dismiss Merrill Lynch’s complaint. RERH Holdings intends to vigorously oppose the Merrill Lynch action. If Merrill Lynch is successful with its claim, it could seek to exercise remedies under the agreement. See note 5. For discussion of Reliant Energy’s agreement to sell its interests in RERH Holdings, see note 12.

PUCT Cases.  There are various proceedings pending before the state district court in Travis County, Texas, seeking reviews of the Public Utility Commission of Texas orders relating to the fuel factor component used in the “price-to-beat” tariff. In an earlier proceeding, a review of the PUCT’s approval of our requested fuel factor change was decided in RERH Holdings’ favor by the district court and was later affirmed by the court of appeals in Travis County. The remaining cases involve the same issues already addressed and decided in our favor by those courts.

Excess Mitigation Credits.  From January 2002 to April 2005, CenterPoint applied excess mitigation credits (EMCs) to its monthly charges to retail energy providers. The PUCT imposed these credits to facilitate the transition to competition in Texas, which had the effect of lowering the retail energy providers’ monthly charges payable to CenterPoint. CenterPoint represents that the portion of those EMCs credited to RERH Holdings totaled $385 million. In its stranded cost case, CenterPoint sought recovery of all EMCs credited to all retail electric providers, including RERH Holdings, and the PUCT ordered that relief. On appeal, the Texas Third Court of Appeals ruled that CenterPoint’s stranded cost recovery should exclude EMCs credited to RERH Holdings. The case is now before the Texas Supreme Court. In November 2008, CenterPoint asked RERH Holdings to agree to suspend any limitations periods that might exist for possible claims against RERH Holdings if it is ultimately not allowed to include in its stranded cost calculation EMCs credited to RERH Holdings for price-to-beat customers. RERH Holdings agreed to suspend only unexpired deadlines, if any, that may apply to a CenterPoint claim relating to EMCs credited to RERH Holdings. Regardless of the outcome of the Texas Supreme Court proceeding, RERH Holdings believes that any

RERH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

claim by CenterPoint that RERH Holdings is liable to it for any EMCs credited to RERH Holdings lacks legal merit and is unsupported by the Master Separation Agreement between CenterPoint and Reliant Energy. In addition, CenterPoint has publicly stated that it has no legal recourse against RERH Holdings for any reduction in the amount of its recoverable stranded costs should EMCs credited to RERH Holdings be excluded.

(10)	Estimated Fair Value of Financial Instruments

The fair values of cash and cash equivalents, accounts receivable and payable and derivative assets and liabilities approximate their carrying amounts.

(11)	Sale of Northeast C&I Contracts

RERH Holdings sold its Northeast C&I contracts in December 2008 for a gain of $52 million. Contracts included in the transaction represented total load of approximately six million megawatt hours which supplied electricity and related services to more than 300 C&I customers. The Northeast C&I activity was (a) $498 million of its consolidated revenues (or 5%) and (b) $18 million of its consolidated gross margin, excluding unrealized gains/losses on energy derivatives (or 4%) during 2008. In connection with the sale, RERH Holdings agreed to guarantee the payment of all amounts due from some customers for the remainder of their current contract terms. RERH Holdings estimates the most probable maximum potential amount of future payments under the guarantee is $13 million as of December 31, 2008. This estimate is based on 60 days of average accounts receivable balances adjusted for current forward and potential future exposures based on product types. The existing contracts with the guaranteed customers expire on various dates from June 2009 to May 2012. RERH Holdings recorded a liability of $2 million associated with the guarantee, with the corresponding charge included as a component of gain on sale of assets.

(12)	Subsequent Event — Reliant Energy’s Sale of Texas Retail Business

On February 28, 2009, Reliant Energy entered into several agreements related to the sale of its Texas retail business, primarily RERH Holdings. Reliant Energy entered into a purchase agreement to sell its interests in RERH Holdings, LLC (excluding the interests in Reliant Energy Solutions East, LLC) to a subsidiary (the buyer) of NRG Energy, Inc. (NRG) for $287.5 million in cash plus the value of the net working capital. This sale includes the rights to Reliant Energy’s name. NRG has guaranteed the obligations of the buyer. Upon closing, RERH Holdings, which is party to the credit sleeve and reimbursement agreement with Merrill Lynch, will be owned by the buyer. RERH Holdings has agreed to pay Merrill Lynch a $7.5 million fee and to increase the fees under the credit sleeve and reimbursement agreement by $3 million per month until the close. The bulk of the fees payable to Merrill Lynch are payable only upon and at closing. When the sale closes, the litigation with Merrill Lynch against RERH Holdings related to the termination of its working capital facility will be dismissed. Reliant Energy and Merrill Lynch have agreed to stay further proceedings in the litigation until June 1, 2009, or in the event regulatory approvals delay closing, July 1, 2009. The sale is subject to customary closing conditions, including the Hart-Scott-Rodino review. The buyer may terminate the agreement in connection with certain takeover proposals that it may receive prior to closing subject to the payment of a $45 million termination fee. The sale is expected to close in the second quarter of 2009. Reliant Energy will enter a one-year transition services agreement with the buyer in connection with the closing, which will include terms and conditions for information technology services, accounting services and human resources. NRG’s guarantee will also apply to this transition services agreement.